Exhibit 99.2

October 6, 2010

Mecox Lane Limited

22nd Floor, Gems Tower, Building 20

No.487, Tianlin Road

Shanghai 200233

People’s Republic of China

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this legal opinion, excluding Hong Kong, Macau and Taiwan) and as such are qualified to issue this opinion with respect to the laws of the PRC. We have acted as your PRC legal counsel in connection with the proposed initial public offering of American Depositary Shares (the “ADSs”), each representing              ordinary share of par value US$0.0001 per share[s] (the “Ordinary Shares”), by Mecox Lane Limited (the “Company”) and the selling shareholders as set forth in the Underwriting Agreement (as defined below) (the “Offering”) and the listing of the Company’s ADSs on the NASDAQ Global Market (the “Listing”, and together with the Offering, the “Transaction”).

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Underwriting Agreement.

We have reviewed the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), the Prospectus, the underwriting agreement (the “Underwriting Agreement”) to be entered into by and among Credit Suisse and UBS Investment Bank (as the Representatives of the several Underwriters named therein), the Company and the selling shareholders named therein, and the Deposit Agreement. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and all such instruments, agreements, certificates of officers or representatives of the Company and other persons, certificates issued and representations made by government officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

In rendering this opinion, we have assumed:

1.	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

2.	all signatures, chops and seals on all such documents which bear such signatures, chops and seals are genuine;

3.	that the documents presented to us remain in full force and effect up to the date of this opinion and have not been varied, amended, cancelled or revoked, except as noted therein;

4.	the truthfulness, accuracy and completeness of all factual information provided to us by each of the Company, the PRC Subsidiaries and the PRC VIE Entities;

5.	that all parties thereto, other than the Company, the PRC Subsidiaries and the PRC VIE Entities, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder;

6.	all documents constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than the PRC Laws) by which they are expressed to be governed; and

7.	the due compliance with, the legality, validity, effectiveness and enforceability under, all laws other than PRC law.

As used herein,

(i)	PRC Laws, means all applicable laws, regulations, statutes, orders, guidelines, notices, judicial interpretations and other legislation of the PRC that are in effect as at the date hereof;

(ii)	PRC Subsidiaries, means Mai Wang Trading (Shanghai) Co., Ltd (“Mai Wang Trading”), Shanghai Mecox Lane International Mailorder Co., Ltd. (“Mecox Lane Mailorder”), Mai Wang Information Technology (Shanghai) Co., Ltd (“Mai Wang Information”), Rampage Trading (Shanghai) Co., Ltd. (“Rampage Trading”), Mecox Lane Technology (China) Limited (“MecoxLane Technology”), and the subsidiaries listed on Schedule A hereto, which are wholly or partially owned by PRC VIE Entities, and a “PRC Subsidiary” shall mean any one of the PRC Subsidiaries;

(iii)	PRC VIE Entities, means Shanghai Mecox Lane Information Technology Co., Ltd (“Mecox Lane Information”), Shanghai Mecox Lane Shopping Co., Ltd (“Mecox Lane Shopping”), Shanghai Rampage Shopping Co., Ltd (“Rampage Shopping”), Shanghai Wang Ji Marketing Services Co., Ltd (“Wang Ji Marketing”), and a “PRC VIE Entity” shall mean any one of the PRC VIE Entities;

(iv)	Service Fees, means the services fees paid by PRC VIE Entities to certain PRC Subsidiaries in accordance with contracts under the contractual arrangements described in the Registration Statement under the caption “Corporate History and Structure”.

This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof. We do not purport to be an expert on, generally familiar with, or qualified to express legal opinions based on, any laws other than PRC law. Accordingly, we express no opinion on the laws of any jurisdiction other than the PRC. Furthermore, there is no guarantee that any such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

Based on the foregoing, and after our due inquiry, we are of the opinion that:

1.	The ownership structure and the business and operation model of Mai Wang Trading, MecoxLane Information, MecoxLane Shopping, Rampage Trading and Rampage Shopping are not in violation with all existing PRC laws and regulations. Each contract, under Mai Wang Trading’s contractual arrangements with MecoxLane Information, MecoxLane Shopping and each of their shareholders and under Rampage Trading’s contractual arrangements with Rampage Shopping and its shareholders, described in the Registration Statement under the caption “Corporate History and Structure”, is valid and binding and will not result in any violation of PRC laws or regulations currently in effect.

2.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of the current PRC laws, regulations and rules and the procedures announced on September 21, 2006, partly based on the fact that no public record indicating that any of the issuers having similar corporate structures and already listed on an off-shore stock exchange has been required by the CSRC to procure an approval of CSRC prior to their listing, given the timing of the formation of the Company and other entities of the Group, as well as the consequence of the formation of the offshore holding companies and their subsidiaries in PRC, it is our opinion that the Company will not be required to submit an application to the CSRC for the approval of the listing and trading of the Company’s ADSs on the Nasdaq Global Market.

3.	We are not aware of any provisions under PRC Laws which construe or recharacterize Service Fees as dividends from the PRC VIE Entities.

The foregoing opinions are limited to matters of the PRC Laws effective as of the date hereof. We have not investigated, and we do not express any opinion with respect to the laws of any other jurisdictions, and we have assumed that no such other laws would affect the opinions stated herein.

We hereby consent to the filling of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of and references to our name under the captions “Risk Factors”, “Management”, “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the Registration Statement.

Yours faithfully,

/s/ King & Wood
King & Wood

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